EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


     The following list sets forth the subsidiaries of the Company. The Company owns 100 percent of the outstanding stock of each of the companies listed


                                                                 Place of
   Subsidiary                                                  Incorporation

Safari Motor Coaches, Inc.                                        Oregon
Beaver Motor Coaches, Inc.                                        Oregon
Magnum Manufacturing, Inc.                                        Oregon
Composite Technologies, Inc.                                      Oregon
Electronic Design and Assembly, Inc.                              Oregon
Harney County Operations, Inc.                                    Oregon
SMC Midwest, Inc.                                                 Kansas
Safari FSC Ltd.                                                   Barbados